Exhibit 5.2

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

June 10, 2025

PennyMac Mortgage Investment Trust

PennyMac Corp.

3043 Towngate Road

Westlake Village, California 91361

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (File Nos. 333-287734 and 333-287734-01) (together, the “Registration Statement”), filed by PennyMac Mortgage Investment Trust, a Maryland real estate investment trust (the “Company”), and PennyMac Corp., a Delaware corporation and an indirect wholly-owned subsidiary of the Company (the “Guarantor”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon filing pursuant to Rule 462(e) under the Securities Act. Pursuant to the Registration Statement, the Company is issuing up to $115,000,000 aggregate principal amount of its 9.00% Senior Notes due 2030 (the “Notes”), including up to $15,000,000 aggregate principal amount of Notes that may be issued and sold pursuant to the exercise in full by the Underwriters (as defined below) of their over-allotment option pursuant to an underwriting agreement, dated June 3, 2025 (the “Underwriting Agreement”), among the Company, the Guarantor and the underwriters named therein (the “Underwriters”). The Notes are being issued under an Indenture dated as of June 10, 2025 (the “Base Indenture”), as amended and supplemented by a First Supplemental Indenture dated as of June 10, 2025 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), each among the Company, as issuer, the Guarantor, as guarantor, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The obligations of the Company under the Notes will be fully and unconditionally guaranteed by the Guarantor (the “Guarantee” and, together with the Notes, the “Securities”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Indenture, the Underwriting Agreement, the Securities in global form and the resolutions adopted by the board of trustees of the Company (the “Board”), by the pricing committee of the Board established by the Board and by the board of directors of the Guarantor relating to the Registration Statement, the Indenture, the Underwriting Agreement and the issuance of the Securities. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and the Guarantor and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for

PennyMac Mortgage Investment Trust

PennyMac Corp.

June 10, 2025

this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company and the Guarantor.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. Assuming the Notes have been duly authorized, executed and delivered by the Company and duly authenticated and delivered by the Trustee pursuant to the provisions of the Indenture against payment of the requisite consideration therefor as provided in the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company.

2. The Guarantee has been duly authorized by the Guarantor. When the Guarantee has been duly executed and delivered by the Guarantor, and when the Notes have been duly authorized, executed and delivered by the Company and duly authenticated and delivered by the Trustee pursuant to the provisions of the Indenture against payment of the requisite consideration therefor as provided in the Underwriting Agreement, the Guarantee will constitute a valid and binding obligation of the Guarantor.

Our opinions are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief. Our opinions are also subject to (i) provisions of law which may require that a judgment for money damages rendered by a court in the United States of America be expressed only in United States dollars, (ii) requirements that a claim with respect to any debt securities or other obligations that are denominated or payable other than in United States dollars (or a judgment denominated or payable other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law and (iii) governmental authority to limit, delay or prohibit the making of payments outside of the United States of America or in a foreign currency.

This opinion letter is limited to the Delaware General Corporation Law and the laws of the State of New York (excluding the securities laws, the blue sky laws, the real estate syndication laws or the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York). Various issues pertaining to Maryland law are addressed in the opinion of Venable LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

PennyMac Mortgage Investment Trust

PennyMac Corp.

June 10, 2025

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K filed on June 10, 2025 and the incorporation by reference of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP